Exhibit 10.5

TRANSITION AND RELEASE AND WAIVER AGREEMENT

The following is a Transition and Release and Waiver Agreement (“Agreement”) between Daniel C. Campbell, the undersigned Employee (referred to as “you” or “your”) and American Midstream GP, LLC (“COMPANY”) together with its past and present officers, directors, employees, subsidiaries, affiliates (including without limitation, American Midstream Partners, LP a Delaware limited partnership), predecessors, successors and assigns, regarding your employment with COMPANY and separation from employment.

Section A - Separation - Your separation from COMPANY will be effective September 2, 2016. The applicable date is your last day of work and your “Termination Date” for purposes of this Agreement.

Section B - Consideration - COMPANY will, as consideration for your release and compliance with the promises set forth in this Agreement, pay you additional compensation (“Severance Payment”) that you would not otherwise be entitled to. A portion of the Severance Payment set forth under this Agreement fulfills the COMPANY’S obligations to offer certain payment upon your termination of employment (“Promised Severance”) provided under Article 4 of that certain employment agreement between you and the COMPANY dated April 2, 2012 (“Employment Agreement”). COMPANY, in entering this Agreement, does not admit that it is legally obligated to make any payment (other than the Promised Severance provided that you satisfy certain conditions set forth in the Employment Agreement) and denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing.

a)
Subject to the terms of this Agreement, as a Severance Payment, you will receive a gross payment of $628,750 in cash less deductions required by law. This payment will be paid in lump sum on the next regular payroll date following the later of the Effective Date (as defined in Section D of this Agreement) or your Termination Date. The COMPANY shall treat such payment as compensation from which federal and state withholding and payroll taxes shall be deducted.

b)
In addition, and also subject to the terms of this Agreement and as an additional Severance Payment, your unvested LTIP Phantom Units specified below under the COMPANY’S Third Amended and Restated Long Term Incentive Plan will be vested as of the later of the Effective Date or your Termination Date and will be issued to your account as Common Units of American Midstream Partners, LP (“AMID”) within approximately 7 calendar days of such date and the COMPANY shall treat such payment as compensation from which federal and state withholding and payroll taxes shall be deducted.

Year of Grant	Remaining Unvested Units.
2014	7,424
2015	13,597

Other than the LTIP Phantom Units specified above, all other unvested outstanding awards under the LTIP are forfeited.

c)
The COMPANY shall pay you for all earned but unused PTO as of the Termination Date, payable in lump sum on the next regular payroll date following the later of the Effective Date or your Termination Date and the COMPANY shall treat such payment as compensation from which federal and state withholding and payroll taxes shall be deducted.

d)
Participation in all benefit welfare plans will cease as of the date provided under the terms of the applicable plan.  You will receive a payment equal to $28,701. This payment will be paid in lump sum on the next regular payroll date following the later of the Effective Date or your Termination Date and the COMPANY shall treat such payment as compensation from which federal and state withholding and payroll taxes shall be deducted.  If you choose to elect COBRA coverage, you will need to complete the appropriate paperwork and submit to the Company’s third party COBRA administrator.

e)
You are expected to continue to effectively perform your job and actively participate in the transition of duties (including transfer of knowledge), in order to remain employed and get paid, through the Termination Date. During this time, you shall continue to report to and take direction from Lynn Bourdon, President & CEO. Your entitlement to receive the Severance Payment is conditional upon: (1) your active employment on and up to your Termination Date; (2) the approval by Lynn Bourdon and the chairperson of the COMPANY’S Audit Committee, of the successful transition of your duties, as defined in Exhibit A to this Agreement, which approval will not be unreasonably withheld; and (3) your fulfillment of your other obligations under this Agreement. You shall be reimbursed for all reasonable travel costs and expenses through your Termination Date in accordance with COMPANY policies and past practice.

f)
You and the COMPANY acknowledge that the following provisions of the Employment Agreement survive the termination of your employment with the COMPANY: paragraphs 4.5, 4.6, 4.7, 5.1, 5.2, 5.3, 5.4, 5.7, 5.8, Article 6, and Article 7 (except paragraph 7.2). Except for those provisions just listed, upon execution of this Agreement by all parties, expiration of applicable waiting periods described herein below without revocation, and payment or delivery of all consideration described hereunder, and for the same consideration recited herein, you agree that the Employment Agreement is terminated as of the Termination Date. The consideration provided for under this Agreement is greater than and in lieu of any compensation that otherwise would be payable under the Employment Agreement or COMPANY plan or policy, and you waive and disclaim any rights to additional compensation under any such agreements, plans or policies.

g)
For avoidance of doubt, the parties acknowledge that the COMPANY has waived all rights and you are released from the Non-Competition Obligations set forth in paragraph 5.6 of the Employment Agreement and associated covenants.

Section C - Release and Covenant Not To Sue.

In consideration for the Severance Payment set out in Section B above, you agree to forever, unequivocally and unconditionally release from and covenant not to sue or assert against COMPANY or any AMID Affiliate any and all causes of action, whether at law or in equity, pertaining to or arising from the employment relationship of the parties and the termination of such employment relationship based in whole or in part upon any act or omission occurring on or before the date of this Agreement, whether negligent or intentional without regard to your present actual knowledge of the act or omission. The Release does not affect your right to file a charge with or participate before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety & Health Administration, or any similar state or local agency. However you agree that in the event you bring a claim covered by the foregoing release in which you seek damages or other remedies against COMPANY or AMID Affiliate or in the event you seek to recover against COMPANY or AMID Affiliate in any claim brought by a government agency on your behalf, this agreement shall serve as a complete defense to such claims and that you are expressly waiving the right to recover damages and attorney’s fees from any such proceeding. As used in this Agreement, “AMID Affiliate” shall mean the COMPANY together with American Midstream Partners, LP (a Delaware limited partnership) and its and their subsidiaries and parent companies, their affiliates (including without limitation, ArcLight Capital Partners and subsidiaries and affiliates), and their past and present officers, directors, equity holders, members, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and their predecessors, successors and assigns.

Causes of action as used in this section shall mean all claims, causes, judgments, damages, losses, liabilities and demands, of any kind and nature whatsoever, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s) including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Colorado Anti-Discrimination in Employment Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act, or arising from any theory under common law such as breach of contract, express or implied promissory estoppel, wrongful discharge, tortious interference with contract rights, infliction of emotional distress, and defamation, excepting only vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

Section D - Older Workers Benefit Protection Act - The release contained in Section C above includes a release and waiver of any and all claims Employee has or may have pursuant to the Age Discrimination in Employment Act of 1967. You acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a)	You are advised to consult with an attorney before signing this Agreement;

b)	You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c)
You have forty-five (45) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that if you sign this Agreement before the end of the forty-five (45) day period, it will be your personal, voluntary decision to do so and that you have not been pressured to make a decision sooner.

d)
You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired (the “Effective Date”). If mailed, the rescission must be postmarked within the seven- (7) day period, properly addressed to American Midstream, 919 Milam St., Houston, TX 77002 Attn: Fredrick Terry, Director of Human Resources. You understand that you will not receive any Severance Payment under this Agreement if you rescind it, and in any event, you will not receive any Severance Payment until after the seven- (7) day revocation period has expired.

Section E - Ongoing Cooperation. You agree to cooperate with the COMPANY in the transition of your prior role and position to others. You agree for a period of six (6) months after your Termination Date to be available for and timely respond to telephone calls, e-mails, inquiries and questions related to the operation of the COMPANY in order to facilitate the transfer of information about the status of business related to the COMPANY. To the extent that the COMPANY requests assistance from you under this Section E during the period six (6) months after your Termination Date, you will not be compensated for the first four hours you spend assisting the COMPANY in a given week. If you spend more than four hours providing assistance in a given week during the period six (6) months after your Termination Date, the COMPANY shall compensate you at a reasonable hourly rate of $300.00 for each hour beyond four. Nothing in this Section E prevents the COMPANY from requesting assistance from you and you agreeing to provide assistance after the period six (6) months after your Termination Date, provided that the COMPANY compensates you at a reasonable and mutually agreed upon hourly rate for all time spent assisting the COMPANY. In the event that you provide any assistance to the COMPANY after the Termination Date, the COMPANY shall reimburse you for reasonable out of pocket expenses consistent with past practice.

Section F - Non-Solicitation. You agree that you will not directly solicit, induce, or attempt to induce, either for your own benefit or for the benefit of anyone else, any current employee of the COMPANY to terminate his or her employment with the COMPANY, either during your employment with the COMPANY or for a period of one (1) year after Termination Date. It will not be deemed a breach of this Section F if a current employee of the COMPANY responds to a general advertisement for employment not specifically targeted at any employees of the COMPANY.

Section G - Miscellaneous

a)
Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such clause shall be modified to the extent possible to comply with the stated intent, and in any case such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement except as modified as aforesaid.

b)	Receipt of Agreement. You acknowledge that you received this Agreement on August 24, 2016.

c)
Equipment, Records and Keys. You and the COMPANY shall mutually agree to a date, time and place at which you shall return to the COMPANY the COMPANY property in your possession or control, including but not limited to, all paper records and documents, access cards and keys to any COMPANY facilities. Notwithstanding the foregoing, all parties acknowledge that there may be additional follow up work requested of you after the Termination Date which may require access to certain COMPANY Equipment and records, and that you shall be entitled to retain same for ready access and assistance to the COMPANY for a reasonable time period, whereafter the COMPANY may request return of same. For avoidance of doubt, it is acknowledged that you own your cell phone and the phone number associated with it, your laptop and associated monitors and docking station and such property is not subject to the requirement in this provision to return COMPANY property.

d)
Entire Agreement: This Agreement represents the entire agreement and understanding between you and COMPANY your employment with and separation from COMPANY and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your relationship with COMPANY except as provided in Section B above.

e)
Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A to the maximum extent possible. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Notwithstanding the foregoing, the COMPANY makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the COMPANY be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred on account of non-compliance with Section 409A.

f)	CHOICE OF LAW. THE PARTIES AGREE THAT THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THIS AGREEMENT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

[Remainder of Page Intentionally Left Blank]

I HAVE CAREFULLY READ THE ABOVE AND I EXECUTE IT VOLUNTARILY, FULLY UNDERSTANDING AND ACCEPTING THE PROVISIONS OF THIS AGREEMENT IN ITS ENTIRETY AND WITHOUT RESERVATION AFTER HAVING HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. IN AGREEING TO SIGN THIS AGREEMENT I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATION MADE BY THE EMPLOYER. I HAVE HAD FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT. I UNDERSTAND THAT IF I DO NOT RETURN THIS AGREEMENT SIGNED BY ME TO THE COMPANY WITHIN THE FORTY-FIVE (45) DAY CONSIDERATION PERIOD THIS OFFER WILL EXPIRE. I UNDERSTAND THAT I MAY REVOKE AND CANCEL THE AGREEMENT WITHIN SEVEN (7) DAYS AFTER SIGNING IT BY SERVING WRITTEN NOTICE UPON COMPANY.

Employee:

Dan Campbell
Print

/s/ Dan Campbell
Signature

For the Company and AMID Affiliates:

/s/ Lynn L. Bourdon III     September 2, 2016
Name                            Date

President and CEO
Title

EXHIBIT A
SUCCESSFUL TRANSITION

1. Duties and responsibilities for all positions that report to the CFO (directly or indirectly) have been successfully transitioned to new employees as evidenced by execution of the Training Transfer Letter for each position. Duties and responsibilities for Dan Edwards and Julie Mossing are excluded from this requirement.

2. One performance review has been completed for all new employees who report to the CFO (directly or indirectly) and who have been employed with American Midstream for more than 30 days at the time of Mr. Campbell’s termination. If performance issues are noted in the performance review, a plan is in place to remedy the performance issues or to replace the employee.

3. Execution of a lease agreement for office space to accommodate all employees in Houston. In addition, a plan is underway to renovate the new office space, if needed, and move employees from the existing office space to the new office space, if appropriate given the anticipated move date.

4. The office space in Denver has been listed with a reputable broker and the office is in ‘lease-able’ condition, including removal of all American Midstream files, computer hardware, etc.; the carpets are cleaned; and minor repairs are completed, if necessary.